UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

 (Amendment No.    )*

Scorpio Bulkers Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

Y7546A106

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]

Rule 13d-1(b)

[  ]

Rule 13d-1(c)

[x]

Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Investments, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,129,929*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,129,929

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,129,929

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.81%**

12.

TYPE OF REPORTING PERSON

PN

* Items 5-9 of this Cover Page represent the number of shares of Common Stock (as defined herein) beneficially owned by Avenue Investments, L.P. as of February 14, 2014 and August 21, 2014.  On February 14, 2014, Avenue Investments, L.P. beneficially owned 0.82% of the Issuer’s (as defined herein) outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Partners, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

3,807,940*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

3,807,940

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,807,940

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.72%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-9 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Partners, LLC as of February 14, 2014 and August 21, 2014. On February 14, 2014, Avenue Partners, LLC beneficially owned 2.77% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106                               13G

1.

NAME OF REPORTING PERSONS

Avenue International Master, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

2,678,011*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

2,678,011

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,678,011

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.91%**

12.

TYPE OF REPORTING PERSON

PN

* Items 5-9 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue International Master, L.P. as of February 14, 2014 and August 21, 2014.  On February 14, 2014, Avenue International Master, L.P. beneficially owned 1.95% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

                                   13G

                                  Page 5 of 33

1.

NAME OF REPORTING PERSONS

Avenue International Master GenPar, Ltd.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

2,678,011*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

2,678,011

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,678,011

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.91%**

12.

TYPE OF REPORTING PERSON

CO

* Items 5-9 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue International Master GenPar, Ltd. as of February 14, 2014 and August 21, 2014.  On February 14, 2014, Avenue International Master GenPar, Ltd. beneficially owned 1.95% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106                           13G

                                    Page 6 of 33

1.

NAME OF REPORTING PERSONS

Avenue Special Situations Fund VI (Master), L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

3,659,268*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

3,659,268

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,659,268

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.61%**

12.

TYPE OF REPORTING PERSON

PN

* Items 5-9 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Special Situations Fund VI (Master), L.P. as of February 14, 2014 and August 21, 2014.  On February 14, 2014, Avenue Special Situations Fund VI (Master), L.P. beneficially owned 2.66% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Capital Partners VI, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

3,659,268*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

3,659,268

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,659,268

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.61%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-9 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Capital Partners VI, LLC as of February 14, 2014 and August 21, 2014.  On February 14, 2014, Avenue Capital Partners VI, LLC beneficially owned 2.66% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

GL Partners VI, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

3,659,268*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

3,659,268

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,659,268

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.61%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-9 of this Cover Page represent the number of shares of Common Stock beneficially owned by GL Partners VI, LLC as of February 14, 2014 and August 21, 2014. On February 14, 2014, GL Partners VI, LLC beneficially owned 2.66% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Managed Accounts Master Fund Services – Map 10

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

140,227*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

140,227

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

140,227

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.10%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Managed Accounts Master Fund Services – Map 10 as of February 14, 2014 and August 21, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

                                  13G                                                Page 10 of 33

1.

NAME OF REPORTING PERSONS

Avenue Capital Management II, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

7,607,435*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

7,607,435

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,607,435

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.43%**

12.

TYPE OF REPORTING PERSON

IA/PN

* Items 5-9 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Capital Management II, L.P. as of February 14, 2014 and August 21, 2014.  On February 14, 2014, Avenue Capital Management II, L.P. beneficially owned 5.54% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106                                         13G

1.

NAME OF REPORTING PERSONS

Avenue Capital Management II GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

7,607,435*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

7,607,435

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,607,435

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.43%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Capital Management II GenPar, LLC as of February 14, 2014 and August 21, 2014. On February 14, 2014, Avenue Capital Management II GenPar, LLC beneficially owned 5.54% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106                                     13G

1.

NAME OF REPORTING PERSONS

Avenue-SLP European Opportunities Fund, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

0*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%**

12.

TYPE OF REPORTING PERSON

PN

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue-SLP European Opportunities Fund, L.P. as of August 21, 2014. On February 14, 2014, Avenue-SLP European Opportunities Fund, L.P. beneficially owned 324,629 shares of Common Stock, or 0.24% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106                                     13G

1.

NAME OF REPORTING PERSONS

Avenue-SLP European Opportunities Fund GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

0*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue-SLP European Opportunities Fund GenPar, LLC as of August 21, 2014. On February 14, 2014, Avenue-SLP European Opportunities Fund GenPar, LLC beneficially owned 324,629 shares of Common Stock, or 0.24% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Europe Opportunities Master Fund, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

152,921*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

152,921

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

152,921

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.11%**

12.

TYPE OF REPORTING PERSON

PN

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Europe Opportunities Master Fund, L.P. as of August 21, 2014. On February 14, 2014, Avenue Europe Opportunities Master Fund, L.P. beneficially owned 190,440 shares of Common Stock, or 0.14% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Europe Opportunities Fund GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

152,921*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

152,921

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

152,921

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.11%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Europe Opportunities Fund GenPar, LLC as of August 21, 2014. On February 14, 2014, Avenue Europe Opportunities Fund GenPar, LLC beneficially owned 190,440 shares of Common Stock, or 0.14% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Europe Special Situations Fund II (Euro), L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

705,851*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

705,851

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

705,851

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.50%**

12.

TYPE OF REPORTING PERSON

PN

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Europe Special Situations Fund II (Euro), L.P. as of August 21, 2014. On February 14, 2014, Avenue Europe Special Situations Fund II (Euro), L.P. beneficially owned 879,036 shares of Common Stock, or 0.64% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Europe Special Situations Fund II (U.S.), L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,065,120*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,065,120

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,065,120

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.76%**

12.

TYPE OF REPORTING PERSON

PN

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Europe Special Situations Fund II (U.S.), L.P. as of August 21, 2014. On February 14, 2014, Avenue Europe Special Situations Fund II (U.S.), L.P. beneficially owned 1,326,460 shares of Common Stock, or 0.97% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106                       13G

1.

NAME OF REPORTING PERSONS

Avenue Europe Capital Partners II, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,770,971*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,770,971

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,770,971

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.26%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Europe Capital Partners II, LLC as of August 21, 2014. On February 14, 2014, Avenue Europe Capital Partners II, LLC beneficially owned 2,205,496 shares of Common Stock, or 1.61% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Europe International Management, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,923,892*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,932,892

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,923,892

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.37%**

12.

TYPE OF REPORTING PERSON

IA/PN

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Europe International Management, L.P. as of August 21, 2014. On February 14, 2014, Avenue Europe International Management, L.P. beneficially owned 2,720,565 shares of Common Stock, or 1.98% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106

13G

1.

NAME OF REPORTING PERSONS

Avenue Europe International Management GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,923,892*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,923,892

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,923,892

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.37%**

12.

TYPE OF REPORTING PERSON

OO

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Avenue Europe International Management GenPar, LLC as of August 21, 2014. On February 14, 2014, Avenue Europe International Management GenPar, LLC beneficially owned 2,720,565 shares of Common Stock, or 1.98% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. Y7546A106                                                            13G

1.

NAME OF REPORTING PERSONS

Marc Lasry

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

9,531,327*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

9,531,327

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,531,327

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.80%**

12.

TYPE OF REPORTING PERSON

IN/HC

* Items 5-11 of this Cover Page represent the number of shares of Common Stock beneficially owned by Marc Lasry as of August 21, 2014. On February 14, 2014, Marc Lasry beneficially owned 10,328,000 shares of Common Stock, or 7.52% of the Issuer’s outstanding shares as of January 8, 2014.

** See Disclosure in Item 4 of this Schedule 13G.

SCHEDULE 13G

This Schedule 13G (this “Schedule 13G”) is being filed on behalf of Avenue Investments, L.P., Avenue Partners, LLC, Avenue International Master, L.P., Avenue International Master GenPar, Ltd., Avenue Special Situations Fund VI (Master), L.P., Avenue Capital Partners VI, LLC, GL Partners VI, LLC, Managed Accounts Master Fund Services – MAP 10, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC, Avenue-SLP European Opportunities Fund, L.P., Avenue-SLP European Opportunities Fund GenPar, LLC, Avenue Europe Opportunities Master Fund, L.P., Avenue Europe Opportunities Fund GenPar, LLC, Avenue Europe Special Situations Fund II (Euro), L.P., Avenue Europe Special Situations Fund II (U.S.), L.P., Avenue Europe Capital Partners II, LLC, Avenue Europe International Management, L.P., Avenue Europe International Management GenPar, LLC and Marc Lasry (collectively, the “Reporting Persons”) relating to shares of common stock, par value $0.01 per share (the “Common Stock”), of Scorpio Bulkers Inc., a corporation formed under the laws of the Republic of the Marshall Islands (the “Issuer”).

Item 1

(a)	Name of Issuer.

Scorpio Bulkers Inc.

(b)	Address of Issuer’s Principal Executive Offices.

9, Boulevard Charles III MC 98000 Monaco

Item 2

(a)	Name of Persons Filing: See Cover Pages Item 1.
(b)	Address of Principal Business Office, or, if none, residence.
c/o Avenue Capital Management II, L.P. 399 Park Avenue, 6th Floor New York, NY 10022 c/o Avenue Europe International Management, L.P. 399 Park Avenue, 6th Floor New York, NY 10022

(c)	Citizenship: See Cover Pages Item 4.

(d)	Title of Class of Securities: Common Stock, par value $0.01 per share.

(e)	CUSIP Number: Y7546A106

Item 3	Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c): Not applicable.

Item 4

Ownership.

See Cover Pages Items 5-11.

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons as of August 21, 2014 are based upon 140,179,301 shares of Common Stock outstanding as of March 31, 2014 as reported by Bloomberg on August 22, 2014.  The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons as of February 14, 2014 are based upon 137,390,411 shares of Common Stock outstanding, as reported in the Issuer’s press release dated January 7, 2014 attached as Exhibit 99.1 to the Issuer’s report on Form 6-K submitted to the Securities and Exchange Commission on January 8, 2014.

Collectively, the securities reported in this Schedule 13G are held by: (i) Avenue Investments, L.P., a Delaware limited partnership, Avenue International Master, L.P., a Cayman Islands exempted limited partnership, Avenue Special Situations Fund VI (Master), L.P., a Delaware limited partnership, and Managed Accounts Master Fund Services – MAP 10 (clause (i), collectively, the “Avenue U.S. Funds”); and (ii) Avenue-SLP European Opportunities Fund, L.P., a Cayman Islands exempted limited partnership, Avenue Europe Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership, Avenue Europe Special Situations Fund II (Euro), L.P., a Cayman Islands exempted limited partnership, and Avenue Europe Special Situations Fund II (U.S.), L.P., a Cayman Islands exempted limited partnership (clause (ii), collectively, the “Avenue Europe Funds”).

Avenue Partners, LLC, a Delaware limited liability company, is the General Partner of Avenue Investments, L.P. and a shareholder of Avenue International Master GenPar, Ltd., a Cayman Islands exempted company.  Avenue Capital Partners VI, LLC, a Delaware limited liability company, is the General Partner of Avenue Special Situations Fund VI (Master), L.P.  GL Partners VI, LLC, a Delaware limited liability company, is the Managing Member of Avenue Capital Partners VI, LLC.  Avenue International Master GenPar, Ltd., Cayman Islands exempted company, is the General Partner of Avenue International Master, L.P.  Avenue Capital Management II, L.P., a Delaware limited partnership, is an investment adviser to each of the Avenue U.S. Funds.

Avenue-SLP European Opportunities Fund GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue-SLP European Opportunities Fund, L.P. Avenue Europe Opportunities Fund GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue Europe Opportunities Master Fund, L.P.  Avenue Europe Capital Partners II, LLC, a Delaware limited liability company, is the General Partner of each of Avenue Europe Special Situations Fund II (Euro), L.P. and Avenue Europe Special Situations Fund II (U.S.), L.P., Avenue Europe International Management, L.P., a Delaware limited partnership, is an investment adviser to each of the Avenue Europe Funds.

Avenue Capital Management II GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue Capital Management II, L.P.  Avenue Europe International Management GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue Europe International Management, L.P.  Marc Lasry is the Managing Member of GL Partners VI, LLC, Avenue Partners, LLC, Avenue Capital Management II GenPar, LLC, Avenue-SLP European Opportunities Fund GenPar, LLC, Avenue Europe Opportunities Fund GenPar, LLC, Avenue Europe Capital Partners II, LLC and Avenue Europe International Management GenPar, LLC.

Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that they have formed a group.

Item 5	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:

August 26, 2014

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC, its General Partner

By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE PARTNERS, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INTERNATIONAL MASTER, L.P. By: Avenue International Master GenPar, Ltd. its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL MASTER GENPAR, LTD. By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE SPECIAL SITUATIONS FUND VI (MASTER), L.P.

By: Avenue Capital Partners VI, LLC,

its General Partner

By: GL Partners VI, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS VI, LLC By: GL Partners VI, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS VI, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MANAGED ACCOUNTS MASTER FUND SERVICES – MAP 10

By: Avenue Capital Management II, L.P.,

its Investment Manager

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name:

Eric Ross

Title:

Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II, L.P. By: Avenue Capital Management II GenPar, LLC, its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE-SLP EUROPEAN OPPORTUNITIES FUND, L.P.

By: Avenue-SLP European Opportunities Fund GenPar, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE-SLP EUROPEAN OPPORTUNITIES FUND GENPAR, LLC By: /s/Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE OPPORTUNITIES MASTER FUND, L.P.

By: Avenue Europe Opportunities Fund GenPar, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE OPPORTUNITIES FUND GENPAR, LLC By: /s/Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE SPECIAL SITUATIONS FUND II (EURO), L.P.

By: Avenue Europe Capital Partners II, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE SPECIAL SITUATIONS FUND II (U.S.), L.P.

By: Avenue Europe Capital Partners II, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE CAPITAL PARTNERS II, LLC By: /s/Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE INTERNATIONAL MANAGEMENT, L.P.

By: Avenue Europe International Management GenPar, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE INTERNATIONAL MANAGEMENT GENPAR, LLC By: /s/Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry

Exhibits

Exhibit 24

Power of Attorney for Marc Lasry, dated February 11, 2010 (incorporated by reference to Exhibit 24 to the filing on Schedule 13G relating to beneficial ownership of shares of common stock, par value $0.01 per share, of Spectrum Brand Holdings, Inc., filed with the Securities and Exchange Commission on June 25, 2010).

Exhibit 99.1

Agreement of Reporting Persons

EXHIBIT 99.1

Agreement of Reporting Persons

Avenue Investments, L.P., Avenue Partners, LLC, Avenue International Master, L.P., Avenue International Master GenPar, Ltd., Avenue Special Situations Fund VI (Master), L.P., Avenue Capital Partners VI, LLC, GL Partners VI, LLC, Managed Accounts Master Fund Services – MAP 10, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC, Avenue-SLP European Opportunities Fund, L.P., Avenue-SLP European Opportunities Fund GenPar, LLC, Avenue Europe Opportunities Master Fund, L.P., Avenue Europe Opportunities Fund GenPar, LLC, Avenue Europe Special Situations Fund II (Euro), L.P., Avenue Europe Special Situations Fund II (U.S.), L.P., Avenue Europe Capital Partners II, LLC, Avenue Europe International Management, L.P., Avenue Europe International Management GenPar, LLC and Marc Lasry hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  August 26, 2014

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC, its General Partner

By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE PARTNERS, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INTERNATIONAL MASTER, L.P.

By: Avenue International Master GenPar, Ltd.

its General Partner

By: /s/ Eric Ross

Name: Eric Ross

Title:  Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL MASTER GENPAR, LTD.

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE SPECIAL SITUATIONS FUND VI (MASTER), L.P.

By: Avenue Capital Partners VI, LLC,

its General Partner

By: GL Partners VI, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS VI, LLC By: GL Partners VI, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS VI, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MANAGED ACCOUNTS MASTER FUND SERVICES – MAP 10

By: Avenue Capital Management II, L.P.,

its Investment Manager

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name:

Eric Ross

Title:

Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II, L.P. By: Avenue Capital Management II GenPar, LLC, its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member
AVENUE CAPITAL MANAGEMENT II GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE-SLP EUROPEAN OPPORTUNITIES FUND, L.P.

By: Avenue-SLP European Opportunities Fund GenPar, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE-SLP EUROPEAN OPPORTUNITIES FUND GENPAR, LLC By: /s/Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE OPPORTUNITIES MASTER FUND, L.P.

By: Avenue Europe Opportunities Fund GenPar, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE OPPORTUNITIES FUND GENPAR, LLC By: /s/Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE SPECIAL SITUATIONS FUND II (EURO), L.P.

By: Avenue Europe Capital Partners II, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE SPECIAL SITUATIONS FUND II (U.S.), L.P.

By: Avenue Europe Capital Partners II, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE CAPITAL PARTNERS II, LLC By: /s/Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE INTERNATIONAL MANAGEMENT, L.P.

By: Avenue Europe International Management GenPar, LLC,

its General Partner

By: /s/Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE EUROPE INTERNATIONAL MANAGEMENT GENPAR, LLC By: /s/Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry